Filed Pursuant to Rule 433

Registration No. 333-253385

March 24, 2021

FREE WRITING PROSPECTUS

(To Prospectus dated February 23, 2021,

Prospectus Supplement dated February 23, 2021 and

ETF Underlying Supplement dated February 23, 202)

Linked to the Least Performing of the Technology Select Sector SPDR® Fund and the iShares® MSCI Emerging Markets ETF (the “Reference Assets”)

►	At least 198% (1.98x) uncapped exposure to any positive return of the Least Performing Reference Asset (to be determined on the Pricing Date)

►	Contingent repayment of principal if the Reference Return of the Least Performing Reference Asset is greater than or equal to the Barrier Percentage of -20%

►	Full exposure to any negative Reference Return of the Least Performing Underlying if its Reference Return is less than the Barrier Percentage

►	Approximately 5 years maturity

►	All payments on the securities are subject to the credit risk of HSBC USA Inc.

The Barrier Enhanced Participation Notes (each a “security” and collectively the “securities") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The securities will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the securities. HSBC Securities (USA) Inc. will purchase the securities from us for distribution to other registered broker-dealers or will offer the securities directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any securities after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-13 of this free writing prospectus.

Investment in the securities involves certain risks. You should refer to “Risk Factors” beginning on page FWP-7 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying ETF Underlying Supplement.

The Estimated Initial Value of the securities on the Pricing Date is expected to be between $860 and $960 per security, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-4 and “Risk Factors” beginning on page FWP-7 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Issuer
Per security	$1,000
Total

(1) HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.75% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-13 of this free writing prospectus.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms(1)

Principal Amount	$1,000 per security
Term	Approximately 5 years
Reference Assets	The Technology Select Sector SPDR® Fund (Ticker: XLK) and the iShares® MSCI Emerging Markets ETF (Ticker: EEM)
Upside Participation Rate	At least 198% (1.98x) exposure to any positive Reference Return (to be determined on the Pricing Date)
Barrier Percentage	-20%
Reference Return	Final Price – Initial Price Initial Price
Least Performing Reference Asset	The Reference Asset with the lowest Reference Return
Payment at Maturity per Security

If the Reference Return of each Reference Asset is greater than zero:

$1,000 + ($1,000 × Reference Return of the Least Performing Reference Asset × Upside Participation Rate*).

If the Reference Return of the Least Performing Reference Asset is less than or equal to zero but greater than or equal to the Barrier Percentage:

$1,000 (zero return).

If the Reference Return of the Least Performing Reference Asset is less than the Barrier Percentage:

$1,000 + ($1,000 × Reference Return of the Least Performing Reference Asset).

Under these circumstances, you will lose 1% of the Principal Amount of your securities for each percentage point that the Reference Return is below the Initial Price. For example, if the Reference Return is -50%, you will suffer a 50% loss and receive 50% of the Principal Amount

Initial Price	With respect to each Reference Asset, its Official Closing Price on the Pricing Date
Final Price	With respect to each Reference Asset, its Official Closing Price on the Final Valuation Date
Pricing Date	April 5, 2021
Trade Date	April 5, 2021
Original Issue Date	April 8, 2021
Final Valuation Date(2)	April 2, 2026
Maturity Date(2)	April 8, 2026
CUSIP/ISIN	40438C4A6 / US40438C4A62

The Securities

The securities are designed for investors who believe the Reference Assets will appreciate over the term of the securities. If the Reference Return of the Least Performing Reference Asset is below the Barrier Percentage, then the securities are subject to a 1:1 exposure to any potential decline of the Least Performing Reference Asset.

If the Least Performing Reference Asset appreciates over the term of the securities, you will realize at least 198% (1.98x, to be determined on the Pricing Date) of the Least Performing Reference Asset’s appreciation.

However, if the Least Performing Reference Asset declines and its Reference Return is less than the Barrier Percentage of -20%, you will lose 1% of your investment for every 1% decline in the Least Performing Reference Asset.

(1)As more fully described on page FWP-4.

(2)Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying and ETF Underlying Supplement.

*To be determined on the Pricing Date and will not be less than 198%.

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Payoff Example

The table at right shows the hypothetical payout profile of an investment in the securities assuming an Upside Participation Rate of at least 198% (1.98x, to be determined on the Pricing Date) and reflecting the Barrier Percentage of -20%. The left hand column shows the Reference Return of the Least Performing Reference Asset.

Information about the Reference Assets

The Technology Select Sector SPDR® Fund

Technology Select Sector SPDR® Fund is an exchange-traded fund incorporated in the USA. The ETF tracks the performance of The Technology Select Sector Index. The ETF holds large and mid-cap technology stocks. Its largest investment allocation is in the United States. The ETF weights the holdings using a market capitalization methodology. Shares of the XLK are listed and trade on the NYSE Arca under the ticker symbol “XLK.”

The iShares® MSCI Emerging Markets ETF

iShares® MSCI Emerging Markets ETFseeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is intended to measure the performance of equity markets in the global emerging markets. The shares of the EEM are listed and trade on the NYSE Arca under the ticker symbol “EEM.”

The graph above illustrates the performance of each Reference Asset from March 22, 2011 through March 22, 2021, as reported on the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information on the Reference Assets, please see “Description of the Reference Assets” on page FWP-12 of this free writing prospectus. We have derived all disclosure regarding the Reference Assets from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Assets or the underlying index.

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HSBC USA Inc. Barrier Enhanced Participation Notes

Linked to the Least Performing of the Technology Select Sector SPDR® Fund and the iShares® MSCI Emerging Markets ETF

This free writing prospectus relates to a single offering of Barrier Enhanced Participation Notes. The securities will have the terms described in this free writing prospectus and the accompanying prospectus, prospectus supplement and ETF Underlying Supplement. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should be willing to forgo interest and dividend payments during the term of the securities and, if the Reference Return of the Least Performing Reference Asset (each as defined below) is less than the Barrier Percentage, lose some or all of your principal.

This free writing prospectus relates to an offering of securities linked to the performance of the Technology Select Sector SPDR® Fund and the iShares® MSCI Emerging Markets ETF (the “Reference Assets”). The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Assets as described below. The following key terms relate to the offering of securities:

Issuer:	HSBC USA Inc.

Principal Amount:	$1,000 per security

Reference Assets:	The Technology Select Sector SPDR® Fund (Ticker: XLK) and the iShares® MSCI Emerging Markets ETF (Ticker: EEM) (each, a “Reference Asset” and together the “Reference Assets”)

Trade Date:	April 5, 2021

Pricing Date:	April 5, 2021

Original Issue Date:	April 8, 2021

Final Valuation Date:	April 2, 2026. The Final Valuation Date is subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement.

Maturity Date:	3 business days after the Final Valuation Date, which is expected to be April 8, 2026. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.

Upside Participation Rate:	At least 198% (1.98x) (to be determined on the Pricing Date)

Payment at Maturity:	On the Maturity Date, for each security, we will pay you the Final Settlement Value.

Reference Return:	With respect to each Reference Asset, the quotient, expressed as a percentage, calculated as follows:

Final Price – Initial Price Initial Price

Final Settlement Value:

If the Reference Return of each Reference Asset is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Reference Asset × Upside Participation Rate*)

*To be determined on the Pricing Date and will not be less than 198%.

If the Reference Return of the Least Performing Reference Asset is less than or equal to zero but greater than or equal to the Barrier Percentage, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the Reference Return of the Least Performing Reference Asset is less than the Barrier Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Reference Asset).

Under these circumstances, you will lose 1% of the Principal Amount of your securities for each percentage point that the Reference Return of the Least Performing Reference Asset is below the Initial Price. For example, if the Reference Return is -50%, you will suffer a 50% loss and receive 50% of the Principal Amount, subject to the credit risk of HSBC. If the Reference Return is less than the Barrier Percentage, you will lose some or all of your investment.

Barrier Percentage:	-20%

Least Performing Reference Asset	The Reference Asset with the lowest Reference Return

Initial Price:	With respect to each Reference Asset, its Official Closing Price on the Pricing Date.

Final Price:	With respect to each Reference Asset, its Official Closing Price on the Final Valuation Date.

Form of Securities:	Book-Entry

Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.

Estimated Initial Value:	The Estimated Initial Value of the securities is expected to be less than the price you pay to purchase the securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The Estimated Initial Value is expected to be calculated on the Pricing Date. See “Risk Factors — The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.”

CUSIP/ISIN:	40438C4A6 / US40438C4A62

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the securities.

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GENERAL

This free writing prospectus relates to an offering of securities. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of securities relates to the Reference Assets, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to either Reference Asset or any security included in or held by a Reference Asset or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated February 23, 2021, the prospectus supplement dated February 23, 2021 and the ETF Underlying Supplement dated February 23, 2021. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-7 of this free writing prospectus, page S-1 of the prospectus supplement and page S-1 of the ETF Underlying Supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The ETF Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026629/tm217170d6_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026609/tm217170d2_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026585/tm217170d7_424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

PAYMENT AT MATURITY

On the Maturity Date, for each security you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return of each Reference Asset is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Reference Asset × Upside Participation Rate*).

*To be determined on the Pricing Date and will not be less than 198%.

If the Reference Return of the Least Performing Reference Asset is less than or equal to zero but greater than or equal to the Barrier Percentage, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the Reference Return of either Reference Asset is less than the Barrier Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Reference Asset).

Under these circumstances, you will lose 1% of the Principal Amount of your securities for every 1% decline in the Least Performing Reference Asset. For example, if the Reference Return is -50%, you will suffer a 50% loss and receive 50% of the Principal Amount, subject to the credit risk of HSBC. If the Reference Return of the Least Performing Reference Asset is less than the Barrier Percentage, you will lose some or all of your investment.

Interest

The securities will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the securities.

Reference Sponsors

The reference sponsor of the XLK is Select Sector SPDR Trust. The reference sponsor of the EEM is iShares, Inc.

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INVESTOR SUITABILITY

The securities may be suitable for you if:

▶	You seek an investment with an enhanced return linked to the potential positive performance of the Reference Assets and you believe the value of both Reference Assets will increase over the term of the securities.

▶	You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point decline in the Least Performing Reference Asset if the Reference Return of the Least Performing Reference Asset is less than -20%.

▶	You are willing to forgo dividends or other distributions paid to holders of the stocks held by the relevant Reference Asset.

▶	You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You do not seek current income from your investment.

▶	You do not seek an investment for which there is an active secondary market.

▶	You are willing to hold the securities to maturity.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

The securities may not be suitable for you if:

▶	You believe the Reference Return of at least one Reference Asset will be negative or that the Reference Return will not be sufficiently positive to provide you with your desired return.

▶	You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point decline in the Least Performing Reference Asset if the Reference Return of the Least Performing Reference Asset is less than -20%.

▶	You seek an investment that provides full return of principal.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You prefer to receive dividends or other distributions paid to holders of the stocks held by the relevant Reference Asset.

▶	You seek current income from your investment.

▶	You seek an investment for which there will be an active secondary market.

▶	You are unable or unwilling to hold the securities to maturity.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and page S-1 of the accompanying ETF Underlying Supplement. Investing in the securities is not equivalent to investing directly in the relevant Reference Asset or in any of the stocks included in the relevant Reference Asset. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus, prospectus supplement and ETF Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement including the explanation of risks relating to the securities described in the following sections:

▶	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“— General Risks Related to Index Funds” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Securities

Your investment in the securities may result in a loss.

You will be fully exposed to the decline in the Least Performing Reference Asset if the Reference Return of the Least Performing Reference Asset is less than the Barrier Percentage of -20%. Accordingly, if the Reference Return of the Least Performing Reference Asset is less than the Barrier Percentage, your Payment at Maturity will be less than the Principal Amount of your securities by an amount proportionate to the decrease in the Least Performing Reference Asset. There is no minimum payment on the securities and, accordingly, you could lose your entire investment.

Since the securities are linked to the performance of more than one Reference Asset, you will be fully exposed to the risk of fluctuations in the value of each Reference Asset.

Since the securities are linked to the performance of more than one Reference Asset, the securities will be linked to the individual performance of each Reference Asset. Because the securities are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the values of the Reference Assets to the same degree for each Reference Asset. For example, in the case of securities linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these securities, the individual performance of each of the Reference Assets would not be combined to calculate your return and the depreciation of either of the Reference Assets would not be mitigated by the appreciation of the other Reference Asset. Instead, your return would depend on the Least Performing Reference Asset.

The amount payable on the securities is not linked to the value of the Reference Assets at any time other than on the Final Valuation Date.

The Final Price will be based on the Official Closing Price of the Least Performing Reference Asset on the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the value of the Least Performing Reference Asset appreciates during the term of the securities other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that is less than the Initial Price, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the value of the Least Performing Reference Asset prior to such decrease. Although the actual value of the Reference Assets on the Maturity Date or at other times during the term of the securities may be higher than the Final Price, the Reference Return will be based solely on the Official Closing Price of the Least Performing Reference Asset on the Final Valuation Date.

The securities will not bear interest.

As a holder of the securities, you will not receive interest payments.

Risks Relating to the Underlyings

Changes that affect an Underlying may affect the value of that Underlying, the market value of the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of an Underlying concerning additions, deletions and substitutions of the stocks included in an Underlying, and the manner in which the reference sponsor takes account of certain changes affecting those stocks, may affect the value of an Underlying. The policies of the reference sponsor with respect to the calculation of an Underlying could also affect the value of an

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Underlying. The reference sponsor may discontinue or suspend calculation or dissemination of an Underlying. Any such actions could affect the value of an Underlying and the value of and the return on the securities.

Risks associated with non-U.S. companies.

The value of the EEM depend upon the stocks of non-U.S. companies, and thus involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the EEM and, as a result, the value of the relevant Notes.

The Notes will not be adjusted for changes in exchange rates.

Although the equity securities that are held by the EEM are traded in currencies other than U.S. dollars, and your Notes are denominated in U.S. dollars, the amount payable on your Notes at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the value of the EEM and therefore your Notes. The amount we pay in respect of your Notes on the maturity date, if any, will be determined solely in accordance with the procedures described in this document.

Risks associated with emerging markets.

An investment in the Notes linked to the EEM will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

General Risk Factors

Credit risk of HSBC USA Inc.

The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the securities.

The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, is expected to be less than the price to public and may differ from the market value of the securities in the secondary market, if any.

The Estimated Initial Value of the securities will be calculated by us on the Pricing Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We will determine the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our Estimated

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Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

The price of your securities in the secondary market, if any, immediately after the Pricing Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Reference Assets and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

If we were to repurchase your securities immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the securities.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 8 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the securities based on changes in market conditions and other factors that cannot be predicted.

The securities lack liquidity.

The securities will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the securities in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the securities.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We will not have any obligation to consider your interests as a holder of the securities in taking any action that might affect the value of your securities.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of each Reference Asset relative to its Initial Price. We cannot predict the actual Final Price of the Least Performing Reference Asset. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Price used in the table and examples below is not expected to be the actual Initial Price of either Reference Asset. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Assets or the return on your securities. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including such a security issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Final Settlement Value on a $1,000 investment in the securities for a hypothetical range of Reference Returns from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Securities” as used below is the number, expressed as a percentage, that results from comparing the Final Settlement Value per $1,000 Principal Amount to $1,000. The potential returns described here assume that your securities are held to maturity. You should consider carefully whether the securities are suitable to your investment goals. The following table and examples assume the following:

▶	Principal Amount:	$1,000
▶	Hypothetical Initial Price of the Least Performing Reference Asset:	100.00
▶	Hypothetical Upside Participation Rate*:	198%
▶	Barrier Percentage:	-20%

The actual Initial Price will be determined on the Pricing Date.

*To be determined on the Pricing Date and will not be less than 198%.

Hypothetical Final Price of the Least Performing Reference Asset	Hypothetical Reference Return of the Least Performing Reference Asset	Hypothetical Final Settlement Value	Hypothetical Return on the Securities
200	100.00%	$2,980.00	198.00%
180	80.00%	$2,584.00	158.40%
160	60.00%	$2,188.00	118.80%
140	40.00%	$1,792.00	79.20%
130	30.00%	$1,594.00	59.40%
120	20.00%	$1,396.00	39.60%
115	15.00%	$1,297.00	29.70%
110	10.00%	$1,198.00	19.80%
105	5.00%	$1,099.00	9.90%
102	2.00%	$1,039.60	3.96%
101	1.00%	$1,019.80	1.98%
100	0.00%	$1,000.00	0.00%
99	-1.00%	$1,000.00	0.00%
98	-2.00%	$1,000.00	0.00%
95	-5.00%	$1,000.00	0.00%
80	-20.00%	$1,000.00	0.00%
70	-30.00%	$700.00	-30.00%
60	-40.00%	$600.00	-40.00%
50	-50.00%	$500.00	-50.00%
40	-60.00%	$400.00	-60.00%
30	-70.00%	$300.00	-70.00%
20	-80.00%	$200.00	-80.00%
10	-90.00%	$100.00	-90.00%
0	-100.00%	$0.00	-100.00%

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The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the securities.

Example 1: The Reference Return of the Least Performing Reference Asset is positive.

Underlying	Initial Value	Final Price
XLK	100	110
EEM	100	120

XLK is the Least Performing Reference Asset. Because the Initial Price of the XLK is 100.00 and the Final Price of the XLK is 110.00, the Reference Return of the Least Performing Reference Asset is 10.00%, calculated as follows:

Final Price of the XLK – Initial Price of the XLK

Initial Price of the XLK

(110.00 - 100.00) / 100.00 = 10.00%

Because the Reference Return of the Least Performing Reference Asset is positive, the Final Settlement Value would be $1,198.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Reference Asset × Upside Participation Rate)

= $1,000 + ($1,000 × 10.00% × 198%)

= $1,198.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Reference Return multiplied by the hypothetical Upside Participation Rate of 198% when the Reference Asset appreciates.

Example 2: The Reference Return of the Least Performing Reference Asset is less than zero, but greater than the Barrier Percentage.

Underlying	Initial Price	Final Price
XLK	100	95
EEM	100	100

XLK is the Least Performing Reference Asset. Because the Initial Price of the XLK is 100.00 and the Final Price of the XLK is 95.00, the Reference Return of the Least Performing Reference Asset is -5.00%, calculated as follows:

Final Price of the XLK – Initial Price of the XLK

Initial Price of the XLK

(95.00 - 100.00) / 100.00 = -5.00%

Because the Reference Return of the Least Performing Reference Asset is less than zero but greater than the Barrier Percentage of -20%, the Final Settlement Value would be $1,000 per $1,000 Principal Amount (a zero return).

Example 3: The Reference Return of the Least Performing Reference Asset is less than the Barrier Percentage.

Underlying	Initial Price	Final Price
XLK	100	80
EEM	100	20

EEM is the Least Performing Reference Asset. Because the Initial Price of the EEM is 100.00 and the Final Price of the EEM is 20.00, the Reference Return of the Least Performing Reference Asset is -80.00%, calculated as follows:

Final Price of the EEM – Initial Price of the EEM

Initial Price of the EEM

(20.00 - 100.00) / 100.00 = -80.00%

Because the Reference Return of the Least Performing Reference Asset is less than the Barrier Percentage of -20%, the Final Settlement Value would be $200.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Reference Asset)

= $1,000 + ($1,000 × -80.00%)

= $200.00

Example 3 shows that you are exposed on a 1-to-1 basis to declines in the value of the Reference Asset if the Reference Return of the Least Performing Reference Asset is less than the Barrier Percentage. YOU MAY LOSE UP TO 100% OF THE PRINCIPAL AMOUNT OF YOUR SECURITIES.

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DESCRIPTION OF THE REFERENCE ASSETS

Description of the XLK

Technology Select Sector SPDR® Fund is an exchange-traded fund incorporated in the USA. The ETF tracks the performance of The Technology Select Sector Index. The ETF holds large and mid-cap technology stocks. Its largest investment allocation is in the United States. The ETF weights the holdings using a market capitalization methodology. Shares of the XLK are listed and trade on the NYSE Arca under the ticker symbol “XLK.”

For more information about the XLK, see "The Technology Select Sector SPDR® Fund" beginning on page S-21 of the accompanying ETF Underlying Supplement.

Historical Performance of the XLK

The following graph sets forth the historical performance of the XLK based on the daily historical closing values from March 22, 2011 through March 22, 2021. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the XLK should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of the XLK on any Observation Date, including the Final Valuation Date.

Description of the EEM

The EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is intended to measure the performance of equity markets in the global emerging markets. The shares of the EEM are listed and trade on the NYSE Arca under the ticker symbol “EEM.”

For more information about the EEM, see “The iShares® MSCI Emerging Markets Index Fund” beginning on page S-40 of the accompanying ETF Underlying Supplement.

Historical Performance of the EEM

The following graph sets forth the historical performance of the EEM based on the daily historical closing levels from March 22, 2011 through March 22, 2021. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the EEM should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the EEM on the Final Valuation Date.

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EVENTS OF DEFAULT AND ACCELERATION

If the securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this free writing prospectus.  In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return, and the accelerated maturity date will be three business days after the accelerated Final Valuation Date.  If a Market Disruption Event exists with respect to the Reference Asset on that scheduled trading day, then the accelerated Final Valuation Date for the Reference Asset will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date).  The accelerated maturity date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to a Reference Asset on the scheduled trading day preceding the date of acceleration, the determination of such Reference Asset’s Reference Return will be made on such date, irrespective of the existence of a Market Disruption Event with respect to the other Reference Asset occurring on such date.

If the securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the securities. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the securities from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the securities directly to investors. HSBC Securities (USA) Inc. proposes to offer the securities at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.75% per $1,000 security in connection with the distribution of the securities to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the securities.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to make a market in the securities and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-83 in the prospectus supplement.

We expect that delivery of the securities will be made against payment for the securities on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a security as a pre-paid executory contract with respect to the Reference Assets. Pursuant to this approach and subject to the discussion below regarding “constructive ownership transactions,” we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive

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ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (the “Underlying Shares”). Under the “constructive ownership” rules, if an investment in the securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the security (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the security). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

Although the matter is not clear, there exists a risk that an investment in the securities will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the securities will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each security will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a security over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such security for an amount equal to the “issue price” of the security allocable to the Underlying Shares and, upon the date of sale, exchange or maturity of the security, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the security). Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the security after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether a Reference Asset or any of the entities whose stock is included in a Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If a Reference Asset or one or more of the entities whose stock is included in a Reference Asset were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Reference Assets and the entities whose stock is included in the Reference Assets and consult your tax advisor regarding the possible consequences to you if a Reference Asset or one or more of the entities whose stock is included in a Reference Asset is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on the Issuer’s determination that the securities are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Assets or the securities, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Assets or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

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TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$

Barrier Enhanced Participation
Notes Linked to the Least
Performing of the Technology
Select Sector SPDR® Fund and the
iShares® MSCI Emerging Markets
ETF

March 24, 2021

FREE WRITING PROSPECTUS

Free Writing Prospectus

General	FWP-5
Payment at Maturity	FWP-5
Investor Suitability	FWP-6
Risk Factors	FWP-7
Illustrative Examples	FWP-10
Description of the Reference Assets	FWP-12
Events of Default and Acceleration	FWP-13
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-13
U.S. Federal Income Tax Considerations	FWP-13

ETF Underlying Supplement
Risk Factors	S-1
Reference Sponsors and Index Funds	S-12
The Consumer Staples Select Sector SPDR® Fund	S-13
The Energy Select Sector SPDR® Fund	S-15
The Financial Select Sector SPD® Fund	S-17
The Health Care Select Sector SPDR® Fund	S-19
The Technology Select Sector SPDR® Fund	S-21
The Utilities Select Sector SPDR® Fund	S-23
The iShares® China Large-Cap ETF	S-25
The iShares® Global Clean Energy ETF	S-28
The iShares® Latin America 40 ETF	S-31
The iShares® MSCI Brazil ETF	S-33
The iShares® MSCI EAFE ETF	S-35
The iShares® MSCI Emerging Markets ETF	S-40
The iShares® MSCI Mexico ETF	S-41
The iShares® Russell 2000 ETF	S-44
The iShares® Transportation Average ETF	S-47
The iShares® U.S. Real Estate ETF	S-49
The Invesco QQQ TrustSM, Series 1	S-51
The SPDR® Dow Jones® Industrial Average ETF Trust	S-54
The SPDR® S&P 500® ETF Trust	S-56
The SPDR® S&P® Bank ETF	S-62
The SPDR® S&P® Regional Banking ETF	S-65
The SPDR® S&P Midcap 400® ETF Trust	S-66
The SPDR® S&P® Biotech ETF	S-73
The SPDR® S&P® Oil & Gas Exploration & Production ETF	S-74
The Vaneck® Vectors Gold Miners ETF	S-75
The Vanguard® FTSE Emerging Markets ETF	S-78
The Wisdomtree® Japan Hedged Equity Fund	S-80
Additional Terms of the Notes	S-84

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-12
Description of Notes	S-14
Use of Proceeds and Hedging	S-55
Certain ERISA and Related Considerations	S-56
U.S. Federal Income Tax Considerations	S-58
Supplemental Plan of Distribution (Conflicts of Interest)	S-83

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	39
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Certain European Union Tax Considerations	48
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA and Related Matters	55
Legal Opinions	57
Experts	58